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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   Form 8-K/A


                           Current Report Pursuant to
                             Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): February 4, 2001



                                PROQUEST COMPANY
                    (FORMERLY KNOWN AS BELL & HOWELL COMPANY)
             (Exact name of registrant as specified in its charter)



                                    DELAWARE
                 (State or other jurisdiction of incorporation)





              1-3246                                  36-3580106
    (Commission File Number)           (I.R.S. Employer Identification Number)


 300 North Zeeb Road, Ann Arbor, Michigan             48103-1553
 (Address of principal executive offices)             (Zip Code)



                                 (734) 761-4700
              (Registrant's telephone number, including area code)

                              BELL & HOWELL COMPANY
                             3400 West Pratt Avenue
                           Lincolnwood, Illinois 60712
          (Former name or former address, if changed since last report)


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

    ProQuest Company (formerly known as Bell & Howell Company) hereby files Amendment No. 1 to its Form 8-K (date of report: February 4, 2001) filed with the Securities and Exchange Commission on June 20, 2001.

    ITEM 2.       ACQUISITION OR DISPOSITION OF ASSETS

         ProQuest Company (formerly known as Bell & Howell Company) (the "Company") sold its Imaging unit ("Imaging") to Eastman Kodak Company ("Kodak") pursuant to the Purchase and Sale Agreement dated October 27, 2000, as amended, between the Company and Kodak. Kodak purchased all of the outstanding shares of Common Stock of Bell & Howell Imaging Company and the stock of certain foreign subsidiaries of the Company for a cash purchase price of approximately $135 million subject to certain adjustments. The Imaging unit provides business customers worldwide with maintenance for document imaging components, micrographic-related equipment, supplies, parts and service. The Company will retain its scanner business, with Kodak providing service and supplies. The purchase price was determined through arms length negotiations between the parties. The sale closed on February 4, 2001.


     ITEM 7.      Financial Statements and Exhibits.

         (a)      Pro forma financial information:

                  In the first quarter of fiscal 2000, the Company adopted a plan to divest itself of its Imaging unit. As a result, since the first quarter of fiscal 2000, the financial results of operation of the Imaging unit have been segregated from the Company's continuing operations. Consequently, the pro forma effects of the transaction on income from continuing operations would be limited to a reduction in net interest expense and the related income tax effect.

                  Pro Forma Balance Sheet Information:
                  -----------------------------------

                  If the sale to Kodak had occurred as of the beginning of fiscal 2000, the proceeds from the sale would have been used to reduce the Company's net debt, from $530 million to $395 million. This reduction of debt would have reduced the Company's total net interest expense for fiscal 2000 by $9 million, $5 million of which would have been allocated to continuing operations based upon the ratio of net assets of the discontinued business to the net assets of the Company. The reduction in net interest expense would have resulted in an increase in the tax provision for income taxes applicable to continuing operations of $2 million based on the Company's actual effective tax rate for fiscal 2000 of 40%.

The impact on earnings per share would have been as follows:

                                                                         Actual                  Pro Forma
                                                                         ------                  ---------
                  Earnings per share (basic / diluted):

                  Loss from continuing operations
                       before cumulative effect of a
                       change in accounting principle                  $  (0.63)                  $ (0.50)

                  Cumulative effect of a change
                        in accounting principle                           (2.76)                    (2.76)
                                                                       ---------                  --------

                  Net loss from continuing operations
                        per common share                               $  (3.39)                  $ (3.26)
                                                                       =========                  ========


                  Weighted average shares (in thousands):

                      Basic / Diluted                                     23,657                    23,657
                                                                       =========                  ========

                  If the sale to Kodak had occurred as of December 30, 2000, the last day of the Company's most recent fiscal year, the proceeds from the sale would have been used to reduce the Company's net debt, from $507 million to $372 million.

                  This pro forma data is for informational purposes only and may not necessarily reflect the results of operations had the Imaging unit been sold at the beginning of fiscal 2000.

         (b)      Exhibits:

                  (99.1) Purchase and Sale Agreement dated October 27, 2000, as amended by Amendment No. 1 dated as of January 23, 2001 and Amendment No. 2 dated as of February 4, 2001, by and among Bell & Howell Company and Eastman Kodak Company.*

                  (99.2) Press Release dated October 30, 2000 announcing the execution of the Share Purchase Agreement, is incorporated herein by reference to Exhibit 99.1 of Bell & Howell's Form 8-K dated October 30, 2000.*

                  (99.3) Press Release dated February 7, 2001 announcing the closing of the sale of Imaging.*

                  *Previously filed

                                   SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   PROQUEST COMPANY



                                   By:  /s/ Kevin Gregory
                                      ------------------------------------------
    Dated:  June 20, 2001             Kevin Gregory, Vice President - Controller